EDISON INTERNATIONAL

               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE

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                                                           3 Months Ended                     9 Months Ended
                                                            September 30,                      September 30,
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In thousands, except per-share amounts                    2000           1999                2000           1999
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
Consolidated net income                               $ 360,151      $ 255,337           $ 606,860       $ 526,970
Basic weighted average shares                           325,811        347,207             334,584         347,654
Diluted weighted average shares                         326,769        348,202             335,542         348,649

Basic earnings per share                                  $1.11           $.74               $1.81           $1.52
Diluted earnings per share                                $1.10           $.73               $1.81           $1.51

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